EXHIBIT A
AGREEMENT OF JOINT FILING
     The undersigned acknowledge and agree that this Schedule 13D is filed on behalf of each of the them and that all subsequent amendments to this Schedule 13D may be filed on behalf of each of them without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows that such information is inaccurate.
Dated: August 3, 2010

CHRISTIAN L. OBERBECK

By:	/s/ Christian L. Oberbeck

RICHARD A. PETROCELLI

By:	/s/ Richard A. Petrocelli

CHARLES G. PHILLIPS IV

By:	/s/ Charles G. Phillips IV

JOHN F. MACMURRAY

By:	/s/ John F. MacMurray

CHARLES P. DURKIN, JR.

By:	/s/ Charles P. Durkin, Jr.

JOHN P. BIRKELUND

By:	/s/ John P. Birkelund

SARATOGA INVESTMENT ADVISORS, LLC

By:	/s/ Richard A. Petrocelli
Name: Richard A. Petrocelli
Title: Managing Director

CLO PARTNERS LLC

By:	/s/ Christian L. Oberbeck
Name: Christian L. Oberbeck
Title: Managing Member